Exhibit 99.5
Moss & Associates
3319 Telegraph Road
Suite 201
Ventura, CA 93003
August 10, 2010
Boards of Directors
Gladstone Land Corporation
1521 Westbranch Drive, Second Floor
McLean, Virginia 22102
Members of the Board:
We hereby consent to the use of our firm’s name in the Registration Statement on Form S-11, and amendments thereto, filed or to be filed by Gladstone Land Corporation with the U.S. Securities and Exchange Commission (the “Registration Statement”). Additionally, we consent to the summary of, and reference to, our appraisal report on the property at 5201 W. Gonzales Road, Oxnard, California dated as of November 1, 2009 in such filings and amendments, including the prospectus of Gladstone Land Corporation contained therein. We further consent to the filing of this letter as an exhibit to the Registration Statement.
Sincerely,

/s/ Kioren Moss
Kioren Moss, MAI
Moss & Associates